SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                   QUIPP, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                ------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:


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         5) Total fee paid:

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[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

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



                                   QUIPP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF QUIPP, INC.:

         Notice is hereby given that the 1998 Annual Meeting of Shareholders of Quipp, Inc. (the "Company") will be held at its corporate offices at 4800 N.W. 157 Street, Miami, Florida on May 12, 1998 at 10:00 a.m.

Eastern Daylight Time, for the following purposes:

         (1)      To elect seven members of the Board of Directors;

         (2) To vote upon a proposal to amend the Company's Articles of Incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office;

         (3) To vote upon a proposal to amend the Company's Articles of Incorporation to provide that all shareholders' action be taken at a shareholders' meeting and not by written consent;

         (4) To ratify the appointment of KMPG Peat Marwick LLP as independent public accountants to examine the financial statements of the Company for 1998; and

         (5) To transact such other business as may properly be presented at the Annual Meeting or any adjournments thereof.

         Holders of the Company's Common Stock of record at the close of business on March 27, 1998 are entitled to receive this notice and to vote at the meeting and any adjournment.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.

Miami, Florida                              By Order of the Board of Directors
April __, 1998

                                            Alan Singer,
                                            Secretary

                                   QUIPP, INC.
                               4800 NW 157 STREET
                            MIAMI, FLORIDA 33014-6434

                                 PROXY STATEMENT

         This Proxy Statement is furnished to the holders of Common Stock, $.01 par value, (the "Common Stock") of Quipp, Inc. (the "Company"), a Florida corporation, in connection with the solicitation of proxies by the Company's Board of Directors for use at the 1998 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's corporate offices located at 4800 N.W. 157 Street, Miami, Florida on May 12, 1998 at 10:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the Meeting.

         This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April __, 1998. The shareholders of record at the close of business on March 27, 1998 (the "Record Date") are entitled to be notified of, and to vote at, the Meeting.

         If the enclosed proxy is properly executed and returned in time for voting, the shares of Common Stock represented by the proxy will be voted as indicated in the proxy. If the proxy is not returned, or in the absence of instructions to the contrary, it will be voted FOR the election of the nominees of the Board of Directors, FOR the proposal to amend the Articles of Incorporation to provide for classification of the Board of Directors, FOR the proposal to amend the Articles of Incorporation to provide that shareholder action may be taken only at shareholders meetings and not by written consent and FOR ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants for 1998. The proxy will extend to, and will be voted at any adjourned or postponed session of the Meeting. The Board of Directors is not aware of any matters to come before the Meeting other than those described in this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their best judgment with respect to such matters. At any time before the proxy is exercised, a shareholder may revoke a proxy by delivering a duly executed proxy bearing a later date to the Secretary of the Company at the address set forth above, or by voting by ballot at the Meeting.

                    VOTING SECURITIES AND SECURITY OWNERSHIP

GENERAL

         On March 27, 1998, there were outstanding 1,602,494 shares of Common Stock, which constitutes the only class of voting securities of the Company. Holders of Common Stock are entitled to one vote per share, exercisable in person, or by proxy, at all meetings of shareholders. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is required to constitute a quorum in order to transact business at the Meeting.

         Directors are elected by a plurality of votes cast. Generally, under Florida law, action on a matter, other than the election of directors, is approved if the votes cast on the subject matter favoring the action exceed the votes cast opposing the action. Accordingly, abstentions will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in vote totals.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table set forth certain information concerning ownership of the Common Stock of the Company as of March 17, 1998 (unless otherwise noted) by (a) each shareholder known to the Company to beneficially own more than five percent of the Common Stock, (b) each director and each nominee for election as a director of the Company, (c) each executive officer of the Company named in the Summary Compensation Table under "Executive Compensation," and (d) all directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person's family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person's name.

                                                                                              PERCENT OF
                                                            NUMBER OF SHARES                 OUTSTANDING
NAME OF BENEFICIAL OWNER                                   BENEFICIALLY OWNED                 SHARES(1)

--------------------------------------------------      ------------------------      --------------------------
Ralph M. Branca(2)................................               45,000                          2.7%
Richard H. Campbell(3)............................               10,601                           *
Jack D. Finley(3).................................               66,564                          4.1%
John W. Gildea(4).................................              136,000                          8.5%
Cristina H. Kepner(3)(5)..........................               16,189                          1.0%
Louis D. Kipp(6)..................................              151,705                          9.1%
Kenneth G. Langone(7).............................              146,500                          9.1%
William L. Rose(3)................................               20,000                          1.2%
Ralph S. Roth(8)..................................                9,000                           *
All directors and executive officers
  as a group(9)...................................              368,339                         20.7%

         -------------
         *Less than 1%

(1) Applicable percentage of ownership is based on 1,602,494 shares of Common Stock outstanding on March 17, 1998. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 17, 1998 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 42,000 shares underlying options that are exercisable currently or within 60 days of March 17, 1998.

(3)      Includes 10,000 shares underlying currently exercisable options.

(4) Includes 126,000 shares held by Network Fund III, Ltd., a Cayman Islands exempt company ("Network Fund III"). Mr. Gildea is Chairman of the Board of Directors, Chief Executive Officer, President, a director and sole stockholder of Gildea Management Company, a Delaware Corporation ("GMC"). By virtue of an investment advisory agreement between GMC and Network Fund III, Mr. Gildea may be deemed to beneficially own the shares held by Network Fund III. The above information is derived from a Schedule 13G, dated March 9, 1998, filed by Mr. Gildea and Network Fund III.

(5) Does not include shares held by Invemed Associates, Inc. (see Note 7). Ms. Kepner is Executive Vice President of Invemed Associates, Inc.

(6) The address of Mr. Kipp is Quipp, Inc., 4800 N.W. 157 Street, Miami, Florida 33014-6434. Includes 58,000 shares underlying options that are exercisable currently or within 60 days of March 24, 1998.

(7) Includes 45,400 shares held by Invemed Associates, Inc. Mr. Langone is the Chairman of the Board and President of Invemed Associates, Inc. and principal owner of its corporate parent. The address of Mr. Langone is Invemed Associates, Inc., 375 Park Avenue, New York, New York 10152.

(8)      Includes 8,000 shares underlying currently exercisable options.

(9) Includes 179,000 shares underlying option that are currently exercisable within 60 days of March 17, 1998.



                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

         At the Meeting, seven directors, constituting the entire Board of Directors of the Company, are to be elected. If the proposal to amend the articles of incorporation to classify the Board of Directors is adopted, the directors will be elected for the terms set forth below. If the proposal is not adopted, the directors will be elected to hold office until the Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified. Unless instructions to the contrary are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the nominees set forth below. All of the nominees other than Mr. Peri are currently members of the Board of Directors of the Company.

         The Board of Directors believes that all the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

         Set forth below is certain information concerning the nominees for election as directors:

NAME                                             AGE           POSITION WITH THE COMPANY
------------------                               ---           -------------------------------------

NOMINEES FOR ELECTION TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS

Jack D. Finley                                    70           Chairman of the Board
Anthony P. Peri                                   55           President and Chief Executive Officer
                                                                 Designate
William L. Rose                                   72           Director

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2000 ANNUAL MEETING OF SHAREHOLDERS

Ralph M. Branca                                   62           President, Chief Executive Officer and
                                                               Director
Louis D. Kipp                                     66           Director and Treasurer; President of Quipp
                                                               Systems, Inc.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2001 ANNUAL MEETING OF SHAREHOLDERS

Richard H. Campbell                               61           Director
Cristina H. Kepner                                51           Director

         Mr. Finley has been a director of the Company since July 1989. He has been an independent business investor and advisor since 1986. From 1968 to 1986, Mr. Finley served in various capacities with Eikonix Corporation, ("Eikonix"), a Company he co-founded that developed and produced color scanners. He served as Eikonix's Executive Vice-President and, subsequently, Chairman of the Board, prior to the sale of Eikonix to Eastman Kodak Company in 1985.

         Mr. Peri will become President and Chief Executive Officer of the Company and President of Quipp Systems, Inc. on April 6, 1998, at which time Mr. Branca and Mr. Kipp will relinquish those positions. Both Mr. Branca and Mr. Kipp will serve the Company on a consulting basis. Since May 1997, Mr. Peri has been President and Chief Operating Officer of CText Inc., a pre-press systems supplier to the newspaper industry. From August 1986 to May 1997, he served in various capacities of Harris Publishing Systems Corporation, the most recent of which was Vice President and General Manager, with responsibility for the Company's software and systems integration business.

         Mr. Rose has been a director of the Company since it commenced operations in August 1983. From July 1982 to June 1991, he was President and Chairman of the Board of Technit, Inc., a supplier of EMI shielding for the electronics industry. Since 1991, he has remained a director of Technit, Inc.

         Mr. Branca has been President and Chief Executive Officer of the Company since May 1995 and a director of the Company since July 1991. He has also been President of RMB Associates, a business consulting firm that he owns, since November 1989. Prior to November 1989, he was employed by Emhart Corporation, where he held numerous positions, the most recent of which was Corporate Vice President of Operations.

         Mr. Kipp, a founder of the Company, has been President of Quipp Systems, Inc. ("Quipp Systems"), the Company's wholly-owned subsidiary, since July 1987. He has been Treasurer of the Company since October 1990 and a director of the Company since July 1995. He also served previously as a director of the Company from August 1983 to January 1995. Mr. Kipp was President and Treasurer of the Company from August 1983 to July 1987.

         Mr. Campbell has been a director of the Company since May 1996. He has been president of Seacoast Consulting, a private business consulting firm, since August 1994. Mr. Campbell was Group Vice President of the Commercial and Outdoor Products Group of Textron, Inc. from March 1992 to August 1994. From 1989 to March 1992, he was Group Vice President of Black and Decker Corporation and also served as President of that company's Hardware and Home Improvement Group. Prior to that time, he was Executive Vice President of Emhart Corporation and President of that company's Consumer Sector Group until the company was acquired by Black and Decker Corporation.

         Ms. Kepner has been a director of the Company since January 1995. She has been Executive Vice President of Invemed Associates, Inc., an investment banking firm, since February 1978. Ms. Kepner is also a director of NeoPath, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.

         The Board of Directors held nine meetings during 1997. The Board has an Audit Committee and a Compensation and Nominating Committee.

         The Audit Committee is currently comprised of Messrs. Rose (Chairman), Campbell, Finley and Roth and Ms. Kepner. The principal functions of the Committee are to recommend to the Board of Directors the engagement of the independent auditors and to review with the auditors the plan and results of the audit engagement and evaluation of the adequacy of the Company's system of internal accounting controls. The Audit Committee met four times during 1997.

         The Compensation and Nominating Committee is currently comprised of Messrs. Finley (Chairman) and Rose and Ms. Kepner. The Committee approves the salary, bonus and other benefits of members of senior management, reviews new executive compensation plans, and administers certain of the Company's benefit plans. In addition, the Committee recommends to the Board of Directors nominees for election to the Board of Directors and the compensation of the directors. The Committee will consider qualified candidates for election as directors suggested by shareholders that are submitted in writing to the Secretary of the Company in accordance with procedures set forth in the bylaws. The Compensation and Nominating Committee met three times during 1997.

         Ralph S. Roth, a director of the Company who is not standing for reelection, attended five of the eight Board of Directors and Audit Committee meetings held while he served on the Board of Directors and the Audit Committee during 1997.

COMPENSATION OF DIRECTORS

         The Company currently pays each non-employee director a fee of $1,200 for attendance at each meeting of the Board of Directors ($400 if the director participates by telephone) and $200 for each meeting of a Board committee. Until October 1997, under the Company's Directors Fee Purchase Plan, directors were entitled to elect, prior to the year in which such fees are paid, to receive such fees in Common Stock, based on the fair market value of the Common Stock at the time the fees were paid. The Directors Fee Purchase Plan was terminated in October 1997.

         In addition, under the Company's 1996 Equity Compensation Plan, each non-employee director receives an annual grant of options to purchase 5,000 shares (which generally are granted immediately after the election of directors at the annual meeting of shareholders). The exercise price per share of the options is equal to the fair market value of a shares of Company common stock on the date of grant.

                      REPORT OF COMPENSATION AND NOMINATING
                       COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation and Nominating Committee follows two basic principles in setting the compensation for the Company's executive officers. First, annual compensation should, to a meaningful extent, reflect the financial performance of the Company. Second, incentives should be provided to executive officers that will tie long-term rewards for the executive officers to increases in shareholder value. The Committee attempts to effect this policy through the of three components of compensation: salary, bonuses and stock options.

         Salary determinations have not been based upon any specific criteria. Nevertheless, the Committee is confident that, as compared to most other public companies, the salaries paid to its executive officers are modest. Moreover, the salaries of the executive officers were not increased in 1997 as compared to 1996, reflecting the Committee's judgment that annual compensatory increases principally should be realized through bonuses based on Company performance. In setting Mr. Branca's salary, the Committee considered the fact that he is not serving the Company on a full-time basis, and his duties are principally focused upon the pursuit and analysis of strategic alternatives (including acquisition and joint venture opportunities). Accordingly, Mr. Branca's salary is set at a level substantially below that of Mr. Kipp, who has continued to be responsible for the operations of Quipp Systems, the Company's only operating subsidiary.

         Bonuses are paid pursuant to the Quipp, Inc. Executive Incentive Compensation Plan. Under that plan, an incentive pool, based on a percentage of the Company's before-tax profit, is made available for awards to the Company's executive officers. While the plan sets forth the total maximum amount of bonus compensation that can be paid to participants, the Committee is not required to pay the full amount of the pool, and has the discretion to determine how much of the pool should be paid to the individual participants. The individual bonuses were not based on any specific criteria. Mr. Branca's bonus principally reflected the Committee's judgment that the scope of his efforts on behalf of the Company far exceeded the level upon which his salary was based. Other bonuses under the pool reflected the strong financial performance of the Company during 1997.

         The stock option component of the executive officers' compensation is designed to provide incentives for the enhancement of shareholder value, since the full benefit of stock option grants typically is not realized unless there has been appreciation in share values over several years. Options have been granted to executive officers under the Quipp, Inc. 1996 Equity Compensation Plan at fair market value on the date of grant. Although grant levels for most continuing employees during 1997 remained roughly equivalent to 1996 levels, the total number of options underlying grants to the executive officers was significantly decreased in 1997. The Committee believed that the options granted in 1996 continued to provide a significant incentive to the executives to enhance the long-term performance of the Company. Therefore, the Committee determined that additional option grants could be made to the executive officers at levels that, while incrementally increasing their long-term incentive, would constitute a lower percentage of options granted under the plan generally. This philosophy was applied by the Committee in considering the number of options granted to Mr. Branca during 1997. Except as described above, the determination of the number of options to be granted to the Company's executive officers was not based on any specific criteria.

         Certain provisions of the Internal Revenue Code provide generally that publicly held corporations may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million for the executive. It is not expected that these provisions will adversely affect the Company based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain well below the $1 million limitation in the foreseeable future. In addition, the Company's 1996 Equity Compensation Plan is designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.

Jack D. Finley, Chairman
Cristina H. Kepner
William L. Rose

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth certain information regarding compensation paid by the Company during the fiscal years ended December 31, 1997, 1996 and 1995 with respect to the Company's Chief Executive Officer and only executive officer that earned salary and bonus in excess of $100,000 during the year ended December 31, 1997.

                                                    SUMMARY COMPENSATION TABLE

                                                 ANNUAL                      LONG-TERM
                                              COMPENSATION                 COMPENSATION
                                              ------------                 ------------
                                                                               AWARDS
                                                                           -------------
                                                                             SECURITIES
NAME AND                                                                     UNDERLYING         ALL OTHER
PRINCIPAL POSITION          YEAR          SALARY           BONUS             OPTIONS(#)         COMPENSATION($)(1)
---------------------     --------     ------------     -----------       -----------------     ----------------------
Ralph M. Branca(3)        1997         $50,000          $30,000                10,000           $--
 President and            1996         $50,000          $30,000                40,000           $--
 Chief Executive          1995         $30,000          $--                      --             $--
 Officer

Louis D. Kipp             1997         $110,000         $81,300                10,000           $2,212
  President of Quipp      1996         $110,000         $61,710                60,000           $2,342
  Systems, Inc.,          1995         $110,000         $51,780                  --             $1,494
  Treasurer of the
  Company

--------------------
(1) Constitutes amounts contributed by the Company, for the benefit of Mr. Kipp, to the Company's Employee Savings and Investment Plan.

(2)      Mr. Branca was elected President and Chief Executive Officer in May
         1995.

STOCK OPTION GRANTS

         The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 1997 to the executive officers of the Company who are named on the Summary Compensation Table:

                                                      OPTION GRANTS IN LAST FISCAL YEAR

                               NUMBER OF
                                 SHARES            PERCENT OF TOTAL
                               UNDERLYING         OPTIONS GRANTED TO             EXERCISE
                                 OPTIONS             EMPLOYEES IN                 PRICE             EXPIRATION            GRANT DATE
NAME                            GRANTED(1)              FISCAL YEAR              ($/SH)(2)              DATE              VALUE (3)
----                        -----------------   --------------------------   -----------------    ------------------     ----------
Ralph M. Branca......            10,000                 11.2%                     $9.00             3/17/2002              $101,943
Louis D. Kipp........            10,000                 11.2%                     $9.00             3/17/2002              $101,943

--------------------------
(1)      These options were immediately exercisable on the date of grant.

(2) The exercise price was based on the last sale price of the Company's Common Stock reported on the Nasdaq National Market on the date of grant.

(3) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 33.53%; an expected term to exercise of five years for 1997 grants; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (March 18, 1997 - 6.25%) for the expected term of the option; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

STOCK OPTION EXERCISE AND HOLDINGS

         The following table sets forth information regarding the number and value of options held at December 31, 1997 by the executive officers of the Company who are named in the Summary Compensation Table. Neither of the executive officers exercised stock options during 1997.

                                                   FISCAL YEAR END OPTION VALUES

                                            NUMBER OF SHARES
                                         UNDERLYING UNEXERCISED                            VALUE OF UNEXERCISED
                                                OPTIONS                                    IN-THE-MONEY OPTIONS
                                         AT FISCAL YEAR-END (#)                            AT FISCAL YEAR-END(1)
                              --------------------------------------------      -------------------------------------------
NAME                              EXERCISABLE             UNEXERCISABLE             EXERCISABLE            UNEXERCISABLE
-------------------------     --------------------     -------------------      -------------------     -------------------
Ralph M. Branca                      34,000                  16,000                  $186,000                $ 74,000
Louis D. Kipp                        46,000                  24,000                  $265,250                $111,000

--------------------------------
(1) Based upon $16.50 per share, which was the last sale price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997.

EMPLOYMENT AND RELATED AGREEMENTS

         Pursuant to a Restated Employment Agreement with Mr. Kipp, dated May 1, 1997, Quipp Systems has agreed to employ Mr. Kipp through April 30, 1999 (or such earlier date as a new President of Quipp Systems is employed by Quipp Systems) at a salary of $110,000 per year, plus any additional compensation granted by the Board of Directors of Quipp Systems In addition, Quipp Systems agreed to pay an incentive bonus to Mr. Kipp pursuant to the Company's Executive Incentive Compensation Plan in an amount to be set by the Board of Directors of the Company or the Compensation Committee of the Board of Directors.

         In addition, the agreement provides that Quipp Systems will continue Mr. Kipp's health insurance coverage until his 70th birthday, provided Mr. Kipp pays the same premium as any similarly situated full-time employee. Any insurance provided by Quipp Systems will be subordinated to any other health insurance for which Mr. Kipp is eligible, subject to reimbursement of certain Medicare premiums.

         The agreement also provides that after a new President of Quipp Systems succeeds Mr. Kipp, the Company will retain Mr. Kipp on a part-time basis. In addition, at such time as a new President succeeds Mr. Kipp or, if earlier, on April 30, 1999, any remaining unvested stock options to purchase Company Common Stock held by Mr. Kipp will become vested.

         Mr. Kipp has indicated to the Board of Directors his intention to retire as President of Quipp Systems at such time as his replacement is designated by the Board of Directors, and Mr. Peri will become President and Chief Executive Officer of the Company, and President of Quipp Systems, in April 1998. However, as provided in the agreement, Mr. Kipp will continue with the Company on a part-time basis.

         Pursuant to an agreement with Mr. Branca dated as of July 16, 1996, the Company has agreed to provide health insurance to Mr. Branca in the event of his termination upon a "Change of Control" (as defined in the agreement). In the event of such termination, the Company will continue Mr. Branca's health insurance coverage until he reaches the age of 68, provided Mr. Branca pays 100 percent of the cost of such health insurance coverage, but in no event more than the premium for any similarly situated full-time employee. Any health insurance provided to Mr. Branca will be subordinated to any other health insurance for which Mr. Branca is eligible, subject to reimbursement of certain Medicare premiums.

                   PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF
               INCORPORATION PROVIDE FOR THE CLASSIFICATION OF THE
                               BOARD OF DIRECTORS

         The Board of Directors is recommending a proposed amendment to Article VI of the Company's Articles of Incorporation that would classify the Board of Directors into three classes of directors with staggered terms. This change is intended to increase the commitment of the members of the Board of Directors by extending the term of each director to three years, and to reduce the number of directors that are subject to election by the shareholders at any annual shareholders meeting.

         Under the proposed amendment, the Board of Directors will be divided into three classes, each class to be as nearly equal in number as possible. If the proposed amendment is adopted, three directors will be elected for a term expiring at the 1999 annual meeting; two directors will be elected for a term expiring at the 2000 annual meeting; and two directors will be elected for a term expiring at the 2001 annual meeting, in each case until their respective successors are duly elected and qualified. Beginning with the 1999 Annual Meeting of Shareholders, one class will be elected each year for a three-year term.

         The Board of Directors believes that this amendment is appropriate in light of the Company's pending management changes. Since the Company's formation, Louis D. Kipp has been integral to the Company's development and success. Mr. Kipp was a co-founder of the Company and has continued to serve as the President of the Company's only operating subsidiary, Quipp Systems. In April 1998, Mr. Kipp will retire as President of Quipp Systems and be replaced in that capacity by Mr. Peri. In addition, Mr. Peri will replace Mr. Branca as President and Chief Executive Officer of the Company. Moreover, as announced on several occasions, the Company is seeking acquisition and joint venture opportunities. The Company believes that the current management transition and focus on seeking expansion opportunities makes it appropriate to provide a mechanism to preserve some degree of continuity of board membership in future years.

         In certain contexts, the classification of a board of directors may have an anti-takeover effect because it would make a change in the composition of a majority of the Board of Directors more difficult. The staggering of terms of directors could have the effect of requiring at least two shareholder meetings, instead of one (as is presently the case) to effect a change in majority control of the Board of Directors. However, the Board of Directors believes that any anti-takeover effects of this amendment will not be profound. The corporate laws of certain states generally provide that if a Board of Directors is classified, directors may be removed only for cause. However, under Florida law, whether or not a corporation's board of directors is classified, directors may be removed without cause, unless a specific provision is included in the articles of incorporation providing that directors may be removed only for cause. The Company's articles of incorporation do not contain such a provision. In addition, procedures regarding removal of a director at shareholders meetings of the Company (which, in the case of the Company, requires the same vote as is generally necessary to pass any other matter under consideration at a shareholders meeting) are not being changed.

         Under the Florida Business Corporation Act and the bylaws of the Company, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders in the manner provided in the Florida Business Corporation Act. Any director elected to fill a vacancy will hold office only until the next election of directors by the shareholders, at which time a director will be elected to serve the remaining portion of the term, if the term would not have expired at the meeting.

         If the proposed amendment is approved, the text of Article VI of the Company's Articles of Incorporation would read as set forth below. The current text of Article VI would be Section (1) of the proposed amendment and provisions relating to classification of the Board of Directors would be added as Section
(2):

                                   ARTICLE VI

                           (1) The total number of directors of this corporation
                  shall be the number from time to time fixed by the directors in accordance with the terms and conditions of the bylaws of the corporation.

                            (2) The directors shall be classified, with respect
                  to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1999, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified.

           THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

                   PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF
                  INCORPORATION TO REQUIRE THAT ALL SHAREHOLDER
                  ACTION BE TAKEN AT A SHAREHOLDERS MEETING AND
                             NOT BY WRITTEN CONSENT

         The Board of Directors is recommending a proposed new Article VIII to the Company's Articles of Incorporation, which provides that actions required or permitted to be taken at any annual or special meeting of shareholders may be taken only at a shareholders meeting and not by written consent of the shareholders.

         Under the Florida Business Corporation Act, unless otherwise provided in the articles of incorporation, action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a written consent or consents describing the action taken is signed by the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. The Company's Articles of Incorporation currently contain no provision restricting shareholder action by written consent.

         The adoption of the proposed amendment would eliminate the ability of the Company's shareholders to act by written consent in lieu of a meeting. It is intended to prevent solicitation of consents by shareholders seeking to effect changes without giving all of the Company's shareholders entitled to vote on a proposed action an adequate opportunity to participate at a meeting where such proposed action is considered. Moreover, the Board of Directors believes it is important that shareholders be able to discuss matters which may affect their rights and that the Board of Directors and shareholders be able to give advance consideration to any such action.

         The proposed amendment could be deemed to have an anti-takeover effect because it would prevent a takeover bidder holding or controlling a large block of the Company's stock from using the written consent procedure to take shareholder action unilaterally. However, the Board of Directors does not believe that the elimination of shareholder action by written consent will create a significant impediment to a tender offer or other offer to take control of the Company. In this regard, it is noted that the amendment will not affect the ability of shareholders to call a special meeting as provided under Florida law. Nevertheless, the effect of this proposal may be to make it more difficult or to delay certain actions by a group acquiring a substantial percentage of the Company's stock, even though such actions might be desired by the holders of the majority of the Company's stock.

         The amendment will insure that all shareholders will have advance notice of any attempted major corporate action by shareholders, and that all shareholders will have an equal opportunity to participate at the meeting of shareholders where such action is be considered. It will enable the Company to set a record date for any shareholder voting, and should reduce the possibility of disputes or confusion regarding the validity of purported shareholder action. The amendment could provide some encouragement to a potential acquiror to negotiate directly with the Board of Directors.

         If the proposed amendment is approved, the text of new Article VIII of the Company's Articles of Incorporation will read as follows:

                                  ARTICLE VIII

                           No action required to be taken or which may be taken
                  at any annual or special meeting of shareholders of the corporation may be taken by shareholders without a meeting, and the power of shareholders to consent in writing without a meeting to the taking of any such action is specifically denied.

           THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL

           PROPOSAL TO AMEND QUIPP, INC. 1996 EQUITY COMPENSATION PLAN

         At the Meeting, there will be presented to the shareholders a proposal to approve an amendment to the Quipp, Inc. 1996 Equity Compensation Plan (the "Equity Compensation Plan"). The Amendment would increase, by 200,000 shares, the number of shares of Common Stock that may be issued under the Plan from 400,000 to 600,000.

         The Equity Compensation Plan provides for (i) grants of stock options ("Stock Options") and stock-based awards ("Awards") to employees of the Company and its subsidiary and certain consultants and advisors, (ii) grants of Stock Options to non-employee members of the Board of Directors of the Company ("Non-employee directors") and (iii) grants of restricted stock ("Restricted Stock Grants") to employees of the Company and its subsidiary. If the Company has additional subsidiaries in the future, the Equity Compensation Plan will apply to employees of, and certain consultants and advisors to, such subsidiaries.

         The Board of Directors believes the Plan has provided a significant incentive to Company employees to enhance their efforts by aligning their interest with those of the shareholders. The Board of Directors believes that in light of the current transition in management and continuing effort by management to pursue acquisition or joint venture opportunities, the ability to issue additional shares under the plan would be helpful in attracting and retaining key employees.

         The key provisions of the Equity Compensation Plan are as follows:

         GENERAL. If the proposed amendment is approved, the Equity Compensation Plan will authorize up to 600,000 shares of Common Stock for issuance pursuant to the terms of the Equity Compensation Plan, subject to adjustment in certain circumstances as discussed below. If and to the extent Stock Options granted under the Equity Compensation Plan terminate, expire or are canceled without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such Stock Option or Restricted Stock Grant will become available again for purposes of the Equity Compensation Plan (in the case of a Restricted Stock Grant, regardless of whether such grant provided voting or dividend rights to the participant). No Grantee may receive grants of Stock Options, Restricted Stock Grants or Awards for more than an aggregate of 100,000 shares of Common Stock during the term of the Equity Compensation Plan.

         ADMINISTRATION OF THE EQUITY COMPENSATION PLAN. The Equity Compensation Plan provides that it is to be administered and interpreted by the Board of Directors or a committee of not less than two persons appointed by the Board of Directors from among its members, each of whom must be an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board or such committee is hereinafter referred to as the "Committee." The Compensation and Nominating Committee of the Board of Directors currently serves as the Committee. Except as set forth in the Equity Compensation Plan with regard to Non-employee directors, the Committee has the sole authority to determine (i) persons to whom Stock Options or Restricted Stock Grants (collectively, "Grants") or Awards may be granted under the Equity Compensation Plan, (ii) the type, size and other terms and conditions of each Grant or Award, (iii) the time when the Grants or Awards will be made and (iv) any other matters arising under the Equity Compensation Plan.

         The Committee has full power and authority to administer and interpret the Equity Compensation Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Equity Compensation Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion.

         GRANTS AND AWARDS. All Grants and Awards are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated participant (the "Grant Letter"). The Committee must approve the form and provisions of the Grant Letters. Grants and Awards under the Equity Compensation Plan need not be uniform as among other recipients of the same type of Grant or Award.

         ELIGIBILITY FOR PARTICIPATION. The Committee is responsible for designating employees of the Company and its subsidiary and consultants and advisors who are eligible to participate in the Equity Compensation Plan. As of March 1, 1998, 134 employees were eligible for Grants or Awards under the Equity Compensation Plan. The Committee is authorized to select the persons to receive Grants or Awards (the "Grantees") from among those eligible and to determine the number of shares of Common Stock that are subject to each Grant or Award. To be eligible, consultants and advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital raising transaction. In addition, Non-employee directors may receive Grants of Stock Options only as described below under "Formula Grants to Non-employee directors." Such grants of Stock Options to Non-employee directors are referred to below as "Formula Grants."

         STOCK OPTIONS. The Committee may grant Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Code or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs") or any combination of ISOs or NQSOs. Only employees of the Company or its subsidiary may receive ISOs.

         The Committee fixes the option price per share at the date of Grant. The option price per share of any ISO or NQSO granted under the Equity Compensation Plan may not be less than the fair market value of an underlying share of Common Stock on the date of grant. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs granted under the Equity Compensation Plan and any other plan become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs, to the extent of such excess, must be treated as NQSOs. Currently, the measure of fair market value of a share of Company Common Stock on a particular date is the closing sale price of a share of Common Stock as reported on the Nasdaq National Market on that date. On March 2, 1998, the closing price per share of the Company's Common Stock, as reported on Nasdaq, was $16.25.

         The Committee determines the term of each Stock Option, which may not exceed ten years from the date of grant or, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, five years from the date of grant. The vesting period for Stock Options, if any, will be as determined by the Committee, in its sole discretion, and specified in the Grant Letter. The Committee, in its sole discretion, may accelerate the exercisability of any Stock Option, other than a Stock Option subject to a Formula Grant to a Non-employee director that is held by a Non-employee director. A Grantee may exercise a Stock Option by delivering notice of exercise to the Committee with accompanying payment of the option price. The Grantee may pay the option price in cash, or, with the approval of the Committee, by delivering shares of Common Stock already owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares of Common Stock or (except with respect to Formula Grants held by Non-employee directors) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board ("Regulation T Payment"). Non-employee directors who receive Formula Grants may make Regulation T payments with respect to the Stock Options underlying the Formula Grants. The Grantee must pay, at the time of exercise, the option price and the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise.

         FORMULA GRANTS TO NON-EMPLOYEE DIRECTORS. Each Non-employee director automatically receives a Grant of an NQSO to purchase 5,000 shares of Common Stock immediately upon his or her first becoming a member of the Board of Directors. In addition, each Non-employee director in office immediately after the annual election of directors (other than directors first elected at such meeting) will automatically receive, immediately after such election, a Grant of an NQSO to purchase 5,000 shares of Common Stock. Stock Options granted to Non-employee directors will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant and will be fully exercisable on the date of grant. Options granted to Non-employee directors will have a term of ten years from the date of grant, subject to earlier termination as described below under "Termination of Stock Options as a Result of Termination of Employment, Disability or Death."

         TERMINATION OF STOCK OPTIONS AS A RESULT OF TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH. If a Grantee ceases to serve as an employee, director, consultant or advisor to the Company or its subsidiary for any reason other than disability, death or termination for cause, such person's Stock Option will terminate 90 days following the date on which he or she ceases to serve. If such person's service ceases due to the person becoming disabled within the meaning of Section 22(e)(3) of the Code, such person's Stock Option will terminate one year following the date on which he or she ceases to serve. In the event of the death of such person while providing such service or within three months after he or she ceases to serve, such person's personal representative may exercise the Stock Option until one year from the date of death. If such person's service ceases due to termination by the Company for cause (as defined in the Equity Compensation Plan), such person's Stock Options will terminate immediately. However, in each case described above (other than with respect to Formula Grants then held by Non-employee directors), the Committee may specify a different termination date, but in any event no later than the date of expiration of the option term.

         RESTRICTIONS ON TRANSFERABILITY OF STOCK OPTIONS. Subject to the exceptions set forth in the following sentence, no Stock Option granted under the Equity Compensation Plan may be transferred, except by will or the laws of descent and distribution. However, (i) an NQSO may be transferred pursuant to a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code or of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) the Committee may provide, in a Grant Letter, that a Grantee my transfer Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners, provided that the Grantee receives no consideration for the transfer and the Grant Letters relating to the transferred Stock Options continue to be subject to the same terms and conditions that were applicable immediately prior to such transfer.

         RESTRICTED STOCK GRANTS. The Committee may issue shares of Common Stock to a participant under a Restricted Stock Grant for no consideration unless otherwise required by law. The Grant Letter relating to a Restricted Stock Grant will provide for a period during which the Grant will remain subject to certain restrictions, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies, except as provided by the Committee. If so determined by the Committee, a Grantee may have voting rights and the right to receive dividends during the Restricted Period with regard to the Restricted Stock Grant. If a Grantee's employment terminates during the Restriction Period, the Restricted Stock Grant terminates with respect to all shares of Common Stock covered by the Grant as to which the restriction has not lapsed, and those shares of Common Stock will be forfeited by the Grantee. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems appropriate.

         STOCK-BASED AWARDS. Subject to limitations of applicable law, the Committee may grant to participants, other than Non-employee directors, Awards of Company Common Stock purely as a "bonus" and not subject to any restrictions or conditions.

         AMENDMENT AND TERMINATION OF THE EQUITY COMPENSATION PLAN. The Board of Directors may amend or terminate the Equity Compensation Plan at any time. Nevertheless, the Board of Directors may not, without obtaining shareholder approval, change the class of individuals eligible to receive an ISO, or increase the maximum number of shares as to which Grants or Awards may be made under the Equity Compensation Plan or the individual limit for any single participant. In addition, provisions of the Equity Compensation

Plan relating to Formula Grants to Non-employee directors may not be amended more than once every six months, other than to comport with changes in the Code or ERISA.

         The Equity Compensation Plan will terminate on March 14, 2006 unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the shareholders.

         AMENDMENT AND TERMINATION OF OUTSTANDING GRANTS. A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the Grantee consents; provided, however, that the Committee may revoke any Grant if it is contrary to applicable law, or modify a Grant to bring it into compliance with valid and mandatory government regulation. The termination of the Equity Compensation Plan will not impair the power and authority of the Committee with respect to outstanding Grants.

         ADJUSTMENT PROVISIONS. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, a recapitalization, stock split, or combination or exchange of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in the par value or similar event, or if the value of outstanding shares of Common Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for Grants and Awards, the individual limit for any single participant, and the number of shares and price per share subject to outstanding Stock Options, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

         CHANGE OF CONTROL PROVISIONS. In the event of a "Change of Control," all outstanding Stock Options will be immediately exercisable and all restrictions on Restricted Stock Grants will lapse, unless the Committee determines otherwise. The Committee may make such determination up to 30 days following the Change of Control, provided that the Committee is comprised of the same members as served on the Committee immediately prior to such Change of Control; however, the Committee cannot make such a determination with respect to Stock Options granted subject to Formula Grants and held by Non-employee directors.

         Under the Equity Compensation Plan, a "Change of Control" will be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) subject to certain exceptions, the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board of directors, if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than the Company or an employee benefit plan (or related trust) sponsored or maintained by the Company) becomes the beneficial owner of, or obtains voting control over, securities of the Company having at least 20 percent of the combined voting power of outstanding securities of the Company in the election of directors, or (v) directors are elected such that a majority of the members of the Board of Directors will have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         FEDERAL TAX CONSEQUENCES. There are no federal income tax consequences to Grantees or to the Company upon the grant of an NQSO under the Equity Compensation Plan. Upon the exercise of NQSOs, a Grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares of Common Stock acquired by exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the shares of Common Stock were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the shares of Common Stock (the exercise price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

         A Grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. A Grantee who disposes of the shares of Common Stock acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the Grantee's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a Grantee disposes of the shares of Common Stock acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the Grantee held his or her shares of Common Stock prior to the disposition.

         A Grantee normally will not recognize taxable income upon receiving a Restricted Stock Grant, and the Company will not be entitled to a deduction, until such Common Stock is transferable by the Grantee or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the Common Stock is either transferable or is no longer subject to a substantial risk of forfeiture, the Grantee will recognize ordinary compensation income in an amount equal to the fair market value of the Common Stock subject to the Restricted Stock Grant (less any amounts paid for such shares) at that time, and the Company will be entitled to a deduction in the same amount. A Grantee may, however, elect to recognize ordinary compensation income in the year the Restricted Stock Grant is awarded in an amount equal to the fair market value of the Common Stock (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company will be entitled to a deduction in the same year, provided the Company complies with the applicable withholding requirements for federal tax purposes. Any gain or loss recognized by the Grantee upon subsequent disposition of the Common Stock will be capital gain or loss. If, after making the election, any Common Stock subject to a Restricted Stock Grant is forfeited, or if the market value declines during the Restriction Period, the Grantee is not entitled to any tax deduction or tax refund.

         A Grantee will recognize taxable income upon grant of an Award in an amount equal to the fair market value of the Common Stock subject to the Award at that time, and the Company will be entitled to a deduction in the same amount.

         SECTION 162(M). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of Stock Options granted under the Equity Compensation Plan, the value of shares of Common Stock received when the shares of Restricted Stock became transferable (or such other time when income is recognized) and the value of shares of Common Stock when an Award is granted. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of Stock Options pursuant to a plan approved by shareholders that meets certain requirements. The Equity Compensation Plan, when approved by shareholders, is intended to make grants of Stock Options thereunder meet the requirements of "performance-based compensation." Restricted Stock Grants and Awards of Common Stock generally will not qualify as "performance-based compensation."

         PRIOR GRANTS. Since the inception of the plan, the Committee has authorized the grant of Stock Options to purchase 300,000 shares, including Grants to the following executive officers and groups: Ralph M. Branca, 50,000 shares; Louis D. Kipp, 70,000 shares; all current executive officers as a group, 151,000 shares; all current directors who are not executive officers as a group, 48,000 shares, and all employees other than executive officers, as a group, 96,000 shares. Mr. Peri will receive an option to purchase 30,000 shares upon commencement of his employment with the Company. No Restricted Stock Grants or Awards have been authorized under the Equity Compensation Plan.

           THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected KMPG Peat Marwick LLP as the independent public accountants to examine the financial statements of the Company for 1998. In accordance with the resolution of the Board of Directors, this selection will be presented to the shareholders for ratification at the Meeting. The firm of KMPG Peat Marwick LLP has audited the Company's financial statements annually since 1983. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, the selection of independent public accountants will be reconsidered by the Board of Directors. A representative of KPMG Peat Marwick LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP

                        FIVE YEAR PERFORMANCE COMPARISON

         The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the past five fiscal years with the cumulative total return of the Nasdaq Stock Market (U.S. issuers) ("Nasdaq") and the Dow Jones Factory Equipment Industry Group, described more fully below (the "Factory Equipment Group"). Dividend reinvestment has been assumed and, with respect to companies in the Factory Equipment Group, the returns of each such company have been weighted at each measurement point to reflect relative stock market capitalization.

                               [performance graph]





             INDEX                 FY END       FY END       FY END       FY END       FY END       FY END
                                    1992         1993         1994         1995         1996         1997
-------------------------------     ----         ----         ----         ----         ----         ----
Quipp, Inc.                       $100.00      $ 72.00      $175.00      $262.50      $231.25      $412.50
Nasdaq                            $100.00      $114.80      $112.21      $158.70      $195.19      $239.53
Factory Equipment Group           $100.00      $118.46      $119.75      $155.40      $161.08      $186.66
=============================== ============ ============ ============ ============ ============ ============



         The Factory Equipment Group is not a "published industry or line-of-business index" as that term is defined by Securities and Exchange Commission regulations. Accordingly, the Factory Equipment Group is considered a "peer index" and the identity of the issuers used in the index is as follows:
American Vanguard Corp., Baldwin Technology Inc. Class A, Bethlehem Corporation, Binks Sames Corp., Bridgeport Machines Inc., Brown & Sharpe Manufacturing Co. Class A, Calnetics Corporation, Chicago Rivet & Machine Co., Cincinnati Milacron Inc., Devlieg-Bullard Inc., Farrel Corporation, Flow International Corp., Gardner Denver Machinery, Inc., Gleason Corporation, The Gorman-Rupp Company, Hirsch International Corp. Class A, Hurco Companies Inc., Impact Systems, Inc., Innovex Inc., Inotek Technologies Corp., Interlake Corp., Invivo Corporation, K-Tron International, Inc., Katy Industries, Inc., Key Technology Inc., Kulicke & Soffa Industries, Inc., Lynch Corporation, McClain Industries, Inc., Middleby Corporation, The Monarch Machine Tool Co. & Subsidiaries, Moore Products Co., Paul Mueller Company, Nordson Corporation, Oilgear Company, Orbotech Ltd., Princeton Media Group Inc., Quipp Inc., Regal-Beloit Corp, Secom General Corporation, Selas Corporation of America, Shelter Components Corporation, SI Handling Systems, Inc., Sonics & Materials, Inc., Speizman Industries Inc., The L.S. Starrett Company, Summa Industries, Taylor Devices, Inc., Thermo Terratech, Inc., Twin Disc Incorporated, Unit Instruments Inc. (CA), Utilx Corporation and Valmet Oy Ads.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than ten percent of the Company's Common Stock to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission ("SEC"). The Company believes that all filings required to be made during 1997 were made on a timely basis.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         Any shareholder proposal to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company on or before December __, 1998 in order to be included in the proxy statement relating to the Meeting. In addition, the Company's Bylaws provide that any shareholder wishing to make a nomination for director must give the Company notice no less than 21 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, and that notice must meet certain other requirements set forth in the Bylaws. Shareholders may request a copy of the Bylaws from the Secretary, Quipp, Inc., 4800 N.W. 157 Street, Miami, FL 33014-6434.

                             SOLICITATION OF PROXIES

         The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.

April __, 1998

                                    APPENDIX

                    QUIPP, INC. 1996 EQUITY COMPENSATION PLAN

                  The purpose of the Quipp, Inc, 1996 Equity Compensation Plan (the "Plan") is (i) to provide designated officers (including officers who are also directors), and other employees of Quipp, Inc. and its subsidiaries (within the meaning specified in Section 424(f) of the Code) (hereinafter collectively referred to as the "Company"), members of the Board who are not employed in any capacity by the Company ("Non-Employee Directors") and consultants and advisors to the Company ("Key Advisors") with certain rights to acquire common stock of the Company, and (ii) to provide for the grant of incentive stock options and nonqualified stock options. The Company believes that the Plan will be an incentive to the participants to contribute materially to the growth of the Company, thereby benefitting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders.

                  i.           ADMINISTRATION

                  Subject to the provisions of Section 6, the Plan shall be administered and interpreted by the Board of Directors or by a committee consisting of not less than two persons appointed by the Board of Directors of the Company from among its members who are Non-Employee Directors of the Company, all of whom are "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations. The Board of Directors, in such administrative capacity or, if appointed, such Committee, (either of which are hereinafter referred to as the "Committee"), subject to the provisions of Section 6, shall have the sole authority to determine (i) the individuals to whom options and awards shall be granted under the Plan, (ii) the type, size and terms of the grants or awards to be made to each such individual, (iii) the time when the grants or awards will be made and (iv) any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder.

                  ii.          GRANTS AND AWARDS

                  Incentives under the Plan shall consist of incentive stock options, nonqualified stock options, restricted stock grants (hereinafter collectively referred to as "Grants") and stock bonus awards ("Awards"). All Grants and Awards shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the employee, Key Advisor or Non-Employee Director (the "Grant Letter"). The Committee shall approve the form and provisions of each Grant Letter. Grants and/or Awards under a particular Section of the Plan need not be uniform as among the employees or Key Advisors and Grants and/or Awards under two or more Sections of the Plan may be combined in one instrument. Grants to Non-Employee Directors shall be governed by Section 6.

                  iii.         SHARES SUBJECT TO THE PLAN

                  (a) Subject to the adjustment specified below, the aggregate number of shares of common stock, $.01 par value, of the Company ("Company Stock") that may be issued or transferred under the Plan is 600,000 shares. The maximum aggregate number of shares of Company Stock that shall be subject to options restricted stock grants or stock bonus awards under the Plan to any single individual during the term of the Plan shall be 100,000 shares. The shares may be authorized but unissued shares of

Company Stock or treasury shares of Company Stock, including, without limitation, shares repurchased by the Company on the open market. If and to the extent options granted under the Plan terminate, expire, or cancel without having been exercised, or if any shares of restricted stock are forfeited (regardless of whether any voting rights are exercised, dividends received, or any other rights were vested in the Participant prior to forfeiture), the shares subject to such option or comprising such restricted stock shall again be available for purposes of the Plan.

                  (b) If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, recapitalization, stock split, or combination or exchange of such shares, or a merger, reorganization or consolidation of the Company, reclassification or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration or if the value of outstanding Shares of Company Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants or Awards, the maximum number of shares of Company Stock for which any one individual participating in the Plan may receive Grants and Awards over the term of the Plan, and the number of shares and price per share subject to outstanding Stock Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants or Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. During the Restriction Period (as defined in Section 7(a)), shares of the Company Stock subject to the Restricted Stock Grant (as defined in the introductory clause of Section 7) shall be deemed to be outstanding, and the number and kind of such shares shall be adjusted in the same manner as other outstanding shares of Company Stock as a result of any of the events that would cause the operation of the provisions of this Section 3(b). The adjustments determined by the Committee shall be final, binding and conclusive. As used herein, the term "Company Stock" shall include any other kind of Company securities issued in respect of Company Stock pursuant to the events set forth in this Section 3(b).

                  iv.          ELIGIBILITY FOR PARTICIPATION

                  Officers and other employees of the Company, Key Advisors designated by the Committee and Non-Employee Directors shall be eligible to participate in the Plan (hereinafter referred to individually as the "Participant" and collectively as the "Participants"). The Committee shall select the individuals (other than Non-Employee Directors) to receive Grants and Awards (the "Grantees") from among the Participants and determine the number of shares of Company Stock subject to a particular Grant or Award in such manner as the Committee determines; provided, however, that Key Advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital-raising transaction; and provided further, that Non-Employee Directors may receive only Nonqualified Stock Options (as defined below) pursuant to Section 6 hereof.

                  v.           GRANTING OF OPTIONS

                  (a) NUMBER OF SHARES. The Committee shall grant to each Grantee a number of stock options as the Committee shall determine.

                  (b) TYPE OF OPTION AND PRICE. The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or stock options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as "Stock Options") in accordance with the terms and conditions set forth herein; provided, however, that Key

Advisors shall not be eligible to receive grants of Incentive Stock Options and Non-Employee Directors may receive only Nonqualified Stock Options pursuant to
Section 6 hereof.

                  The purchase price of Company Stock subject to an Incentive Stock Option or a Nonqualified Stock Option shall be at least equal to the "Fair Market Value" of a share of such Company Stock on the date such Stock Option is granted. The Fair Market Value per share shall be, if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or the latest preceding date upon which a sale was reported, or, if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not subject to reported transactions or "bid" or "ask" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

                  (c) TERM. The Committee shall determine the option term of each Stock Option. The term shall not exceed ten years from the date of grant.

                  (d) EXERCISABILITY OF OPTIONS. Subject to Section 6, Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion, and specified in the Grant Letter. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Stock Options, other than stock options granted pursuant to Section 6 and held by a Participant who is then a Non-Employee Director, at any time and for any reason. In addition, all outstanding Stock Options including stock options granted pursuant to Section 6, shall become immediately exercisable upon a Change in Control (as defined herein) unless the Committee, in its sole discretion, determines not to accelerate such Stock Options upon a Change in Control (the Committee shall not make such a determination in connection with Stock Options granted pursuant to Section 6 held by a Participant who is then a Non-Employee Director). The Committee may make such determination prior to the Change in Control or, provided that the Committee making such determination following a Change in Control is comprised of the same members as those on the Committee immediately prior to such Change in Control, within thirty (30) days following such Change in Control.

                  (e) MANNER OF EXERCISE. A Grantee may exercise a Stock Option, in whole or in part, by delivering a notice of exercise to the Committee with accompanying payment of the option price. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer designated by the Company ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender this notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker.

                  (f)      TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH.

                           (1) In the event the Grantee ceases to be an employee
or director of the Company or Key Advisor for any reason other than disability, death or a termination for cause by the Company, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within ninety days of the date on which he ceases to be an employee or Key Advisor (or, except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors, within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the option term.

                           (2) In the event the Grantee ceases to be an employee
or director of the Company or a Key Advisor because he is disabled within the meaning of section 22(e)(3) of the Code, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year of the date on which he ceases to be an employee, director or Key Advisor (or, except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors, within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the option term.

                           (3) In the event of the death of the Grantee while he
is an employee, director or Key Advisor of the Company or within not more than three months of the date on which he ceases to be an employee, director or Key Advisor (or, except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors, within such other period of time as may be specified in by the Committee), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by his personal representative at any time prior to the expiration of one year from the date of death (or, except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors, within such other period of time as may be specified in by the Committee), but in any event no later than the date of expiration of the option term.

                           (4) In the event the Grantee ceases to be an employee
or director of the Company or Key Advisor on account of a termination for "Cause" by the Company, any Stock Option held by the Grantee shall terminate as of the date he ceases to be an employee or Key Advisor (or, except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors, as the Committee may otherwise provide) but in any event no later than the date of expiration of the option term. "Cause" shall mean (i) with respect to Grantees other than Non-Employee Directors, except to the extent otherwise provided in a Grantee's Grant Letter, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Grantee, that the Grantee has breached his or her employment or service contract with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company, (ii) with respect to Non-Employee Directors, the date the Grantee's directorship is terminated, if the directorship is terminated on account of (A) any act of fraud, intentional misrepresentation, embezzlement or theft, (B) commission of a felony or (C) disclosure of trade secrets or confidential information of the Company. In such event, in addition to the immediate termination of the Option, the Grantee shall automatically forfeit all Option Shares for any exercised portion of an Option for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price.

                  (g) SATISFACTION OF OPTION PRICE. The Grantee shall pay the option price in cash or, with the approval of the Committee, by delivering shares of Company Stock already owned by the Grantee for the period necessary to avoid a charge to the Company's earnings for financial reporting purposes and having a fair market value on the date of exercise equal to the option price or with a combination of cash and shares, or (except with respect to Stock Options granted pursuant to Section 6 and held by persons who are then Non-Employee Directors) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or any successor regulation of the agency then responsible for administering margin regulations pertaining to securities brokers ("Regulation T"). Non-Employee Directors who hold Stock Options granted pursuant to Section 6 may make payment through a broker in accordance with procedures permitted by Regulation T. The Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price and applicable withholding taxes are fully paid.

                  (h) REQUIREMENTS FOR INCENTIVE STOCK OPTIONS. Each Grant of an Incentive Stock Option shall provide that to the extent that the aggregate fair market value of the Company Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company exceeds $100,000, then such Stock Options, to the extent of such excess, shall be treated as Nonqualified Stock Options. An Incentive Stock Option shall not be granted to any Participant who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or parent of the Company, unless the option price per share is not less than 110% of the fair market value of Company Stock on the date of grant and the option term is not more than five years from the date of grant. Notwithstanding anything in the Plan to the contrary, to the extent that any Stock Option does not qualify as an Incentive Stock Option, such option shall be treated as a Nonqualified Stock Option.

6.       OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

         A Non-Employee Director shall be entitled to receive Nonqualified Stock Options only in accordance with this Section 6.

                  (a) INITIAL GRANT. Each Non-Employee Director who is a member of the Board on the effective date of the Plan (the "Effective Date") and who was not previously an employee of the Company will receive on the Effective Date a grant of a Nonqualified Stock Option to purchase 5,000 shares of Company Stock. Each Non-Employee Director who first becomes a member of the Board after the Effective Date will receive a grant of a Nonqualified Stock Option to purchase 5,000 shares of Company Stock immediately upon his or her becoming a member of the Board.

                  (b) ANNUAL GRANTS. On each date that the Company holds its annual meeting of stockholders, commencing with the 1997 calendar year, each Non-Employee Director in office immediately after the annual election of directors (excluding any directors first elected at such meeting, who shall each receive the grant specified in Section 6(a)) will receive a grant of a Nonqualified Stock Option to purchase 5,000 shares of Company Stock.

                  (c) OPTION EXERCISE PRICE; TERM OF OPTIONS. Options granted under this Section 6 shall have a per share exercise price equal to the Fair Market Value of a share of Company Stock on the date of grant, and such options shall be fully exercisable on the date of grant. Options granted under this
Section 6 shall have a term of ten years from the date of grant, subject to earlier termination pursuant to Section 5(f).

                  (d) ADMINISTRATION. The provisions of this Section 6 are intended to operate automatically and not require administration. However, to the extent that administrative determinations are required, the provisions of this Section 6 shall be made by the members of the Board who are not eligible to receive grants under this Section 6, but in no event shall such determinations affect the eligibility of Grantees, the determination of the exercise price, the timing of the grants or the number of shares subject to Stock Options granted hereunder or otherwise cause the Plan, insofar as it relates to Non-Employee Directors, to fail to satisfy the conditions of Rule 16b-3(c)(ii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (e) ACCELERATION. Upon the occurrence of a Change of Control, each Stock Option granted pursuant to this Section 6 shall automatically accelerate and become fully exercisable as to all shares subject to such option and shall remain exercisable until the expiration of the option term.

                  (f) APPLICABILITY OF PLAN PROVISIONS. Except as otherwise provided in the Plan (including this Section 6), the Nonqualified Stock Options granted to Non-Employee Directors shall be subject to the provisions of this Plan applicable to Nonqualified Stock Options granted to other persons.

                  (g) AMENDMENT. Notwithstanding any other provision of the Plan, this Section 6 and the provisions of Section 5(f) and Section 5(g) as they pertain to Non-Employee Directors may not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the rules thereunder.

7.       RESTRICTED STOCK GRANTS

         The Committee may issue or transfer shares of Company Stock, subject to restriction as set forth herein, to a Participant under a grant (a "Restricted Stock Grant"). Non-Employee Directors and Key Advisors shall not be eligible to receive Restricted Stock Grants. The following provisions are applicable to Restricted Stock Grants:

                  (a) GENERAL REQUIREMENTS. Shares of Company Stock issued pursuant to Restricted Stock Grants will be issued for no consideration unless otherwise required under applicable law. Subject to any other restrictions by the Committee as provided pursuant to this Section, restrictions on the transfer of shares of Company Stock set forth in Section 7(d) shall lapse as provided in the Grant Letter. The period of time during which the Restricted Stock Grant will remain subject to restrictions including the time prior to satisfaction of performance or other conditions for removal of restrictions will be designated in the Grant Letter as the "Restriction Period."

                  (b) NUMBER OF SHARES. The Committee shall grant to each Grantee a number of shares of Company Stock pursuant to a Restricted Stock Grant in such manner as the Committee determines.

                  (c) REQUIREMENT OF EMPLOYMENT. If the Grantee's employment terminates during a period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant terminates as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and, unless the Company has retained possession of the shares of Company Stock subject to restriction, those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems equitable.

                  (d) RESTRICTIONS ON TRANSFER AND LEGEND ON STOCK CERTIFICATE. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Company Stock to which such Restriction Period applies except as provided by the Committee. Each certificate for a share issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such shares have lapsed.

                  (e) VOTING AND DIVIDENDS. If so determined by the Committee, the Grantee shall have the right to vote shares of the Company Stock subject to the Restricted Stock Grant and to receive the payment of any cash dividends paid on such shares during the Restricted Period.

                  (f) LAPSE OF RESTRICTIONS. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the applicable Restriction Period; provided, however, that upon a Change in Control (as defined herein), the Restricted Period relating to the shares which have not, prior to such date, been satisfied shall immediately lapse, unless the Committee, in its sole discretion, determines not to lapse such restrictions upon a Change in Control. The Committee may make such determination prior to the Change in Control or, provided that the Committee making such determination following a Change in Control is comprised of the same members as those on the Committee immediately prior to such Change in Control, within thirty (30) days following such Change in Control. In addition, the Committee may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, without regard to any Restriction Period, under such circumstances as it deems appropriate.

8.       STOCK-BASED AWARDS.

                  The Committee is authorized, subject to limitations under applicable law, to grant to Participants other than Non-Employee Directors Awards of Company Stock purely as a "bonus" and not subject to any restrictions or conditions.

9.       TRANSFERABILITY OF STOCK OPTIONS

                  No Stock Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom a Stock Option is granted, such Stock Option may be exercised only by such person. Notwithstanding the foregoing, a (i) Nonqualified Stock Option may be transferred pursuant to the terms of a "qualified domestic relations order," within the meaning of sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of ERISA and (ii) the Committee may provide, in a Grant Letter, that a Grantee may transfer Stock Options to his or her children, grandchildren or spouse or to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners (a "Family Transfer"), provided that the Grantee receives no consideration for a Family Transfer and the Grant Letters relating to Stock Options transferred in a Family Transfer continue to be subject to the same terms and conditions that were applicable to such Stock Options immediately prior to the Family Transfer.

10.      CHANGE IN CONTROL

                  A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the shareholders of the other constituent corporation (or its board of directors if shareholder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Company Stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company) shall have become the beneficial owner of, or shall have obtained voting control over, securities of the Company having at least twenty percent (20%) of the combined voting power of outstanding securities of the Company in the election of directors, or (v) the first day after the date this Plan is approved by shareholders of the Company when directors are elected such that a majority of the members of the Board of Directors shall have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

11.      AMENDMENT AND TERMINATION OF THE PLAN

                  (a) AMENDMENT. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an incentive stock option or increase the maximum number of shares as to which Grants or Awards may be made under the Plan, or the individual limit for any single Participant, without obtaining shareholder approval by such vote as is required by the Florida Business Corporation Act, as amended and, if applicable, the provisions of the Company's Articles of Incorporation or By-Laws, or, if a greater vote is required in order to comply with applicable requirements of the Code or Rule 16b-3, by such vote as is required by the Code or Rule 16b-3. No amendment to the Plan shall adversely affect any outstanding Grant or Award, however, without the consent of the Participant holding such Grant or Award.

                  (b) TERMINATION OF PLAN. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board of Directors of the Company or unless extended by the Board with the approval of the shareholders.

                  (c) TERMINATION AND AMENDMENT OF OUTSTANDING GRANTS. A termination or amendment of the Plan that occurs after a Grant or Award is made shall not result in the termination or amendment of the Grant or Award unless the Participant holding such Grant or Award consents or unless the Committee acts under Section 18(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant or Award may be terminated or amended under Section 18(b) or may be amended by agreement of the Company and the Participant holding such Grant or Award consistent with the terms of the Plan.

12.      RIGHTS OF PARTICIPANTS

                  Nothing in this Plan shall entitle any Participant or other person to any claim or right to be given a Grant or Award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any rights to be retained by or in the employ of the Company.

13.      WITHHOLDING OF TAXES

                  The Company shall have the right to deduct from wages paid to the employee of the Company, any federal, state or local taxes required by law to be withheld with respect to Grants or Awards, and the Participant or other person receiving Company Stock under the Plan shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Company Stock.

14.      AGREEMENTS WITH PARTICIPANTS

                  Each Grant made under this Plan shall be evidenced by a Grant Letter containing such terms and conditions consistent with the terms of the Plan, as the Committee shall approve.

15.      REQUIREMENTS FOR ISSUANCE OF SHARES

                  No Company Stock shall be issued or transferred upon payment of any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Restricted Stock Grant, Stock Option or Award made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

16.      HEADINGS

                  Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

17.      EFFECTIVE DATE OF THE PLAN

                  Subject to the approval of the Company's shareholders, this Plan shall be effective as of the date the Plan is adopted by the Board of Directors of the Company. If the Plan is not approved by the Company's shareholders within twelve months following such date, all Grants under the plan shall be null and void. No Awards may be made prior to shareholder approval.

18.      MISCELLANEOUS

                  (a) SUBSTITUTE GRANTS. The Committee may make a Grant to an employee of another corporation who becomes a Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant granted by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

                  (b) COMPLIANCE WITH LAW. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by an governmental or regulatory agency as may be required, including, without limitation, the filing of a registration statement under the Securities Act of 1933 with respect to shares of Company Stock under the Plan. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Securities Exchange Act of 1934, as amended) to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 1 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. Notwithstanding the foregoing, the provision in Grant Letters for Family Transfers pursuant to Section 9 is expressly permitted, even though Stock Options evidenced by such Grant Letters may not be deemed to satisfy the conditions of Rule 16b-3 as a result of such provision. The Committee may revoke any Grant if it is contrary to applicable law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

                  (c) OWNERSHIP OF STOCK. A Participant shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant or Award until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company, except as may be determined pursuant to Section 7(e).

FRONT:

                                   QUIPP, INC.
                   ANNUAL MEETING OF SHAREHOLDERS-MAY 12, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints RALPH M. BRANCA, JACK D. FINLEY and LOUIS D. KIPP with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Quipp, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Quipp, Inc. to be held at the company offices at 4800 N.W. 157th Street, Miami, FL. 33014, at 10:00 A.M. E.D.T. on May 12, 1998 and at any adjournment thereof, subject to the directions indicated below.

  1.  Election of Directors:
      Nominees are: Ralph M. Branca, Richard H. Campbell, Jack D. Finley,
        Cristina H. Kepner, Louis D. Kipp, Anthony P. Peri and William L. Rose.

                         [ ] FOR all nominees listed above
                         [ ] WITHHOLD AUTHORITY to vote for nominees
                         [ ] WITHHOLD AUTHORITY to vote for nominees indicated
                             on the line immediately below

        ---------------------------------------------------------------
  2. Proposal to amend the Articles of Incorporation to provide for classification of the Board of Directors

                 [ ]FOR       [ ]AGAINST            [ ]ABSTAIN

  3. Proposal to amend the Articles of Incorporation to provide that shareholders action be taken only at a meeting

                 [ ]FOR       [ ]AGAINST            [ ]ABSTAIN

  4.  Proposal to amend the Quipp, Inc. 1996 Equity Compensation Plan

                 [ ]FOR       [ ]AGAINST            [ ]ABSTAIN

  5. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for 1998.

                 [ ]FOR       [ ]AGAINST            [ ]ABSTAIN

                  NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

BACK:

  5. To vote on such other matters that may properly come before the meeting.

         If no directions are given, the shares will be voted FOR the election of the listed nominees for director and FOR the proposals to amend the Articles of Incorporation, amend the Quipp, Inc. 1996 Equity Compensation Plan and ratify the appointment of KPMG Peat Marwick LLP. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF QUIPP, INC.

Date:_____________________, 1998    ____________________________________________
                                    Signature

                                    ____________________________________________
                                    Signature

                                    NOTE: Please sign this proxy exactly as
                                    name(s) appear hereon. When signing as
                                    attorney-in-fact, executor, administrator, trustee, or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.